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              GROUP FLEXIBLE PREMIUM COMBINATION FIXED AND VARIABLE
                       DEFERRED VARIABLE ANNUITY CONTRACT

GROUP ANNUITY CONTRACT NO.

ISSUE DATE:

CONTRACT HOLDER:

--------------------------------------------------------------------------------

This Group Annuity Contract is issued in consideration of payment of the Contributions.

The terms of this Group Annuity Contract, which consists of the following pages, including the Application are agreed to by the Contract Holder and AXA Equitable Life Insurance Company ("AXA Equitable").

In this Contract "we", "our" and "us" mean AXA Equitable.

AXA EQUITABLE LIFE INSURANCE COMPANY


/s/ Christopher M. Condron                       /s/ Pauline Sherman
-------------------------------                 --------------------------------
Christopher M. Condron                          Pauline Sherman
President, Chairman and                         Senior Vice President, Secretary
Chief Executive Officer                         and Associate General Counsel


THE PORTION OF THE ANNUITY ACCOUNT VALUE HELD IN THE VARIABLE SEPARATE ACCOUNT MAY INCREASE OR DECREASE IN VALUE.

THE INTEREST RATE IS GUARANTEED WITH RESPECT TO THE PORTION OF THE ANNUITY ACOUNT VALUE HELD IN THE GUARANTEED INTEREST OPTION.

THIS GROUP ANNUITY CONTRACT CONTAINS A MARKET VALUE ADJUSTMENT FORMULA THAT MAY RESULT IN A POSITIVE OR NEGATIVE ADJUSTMENT IN BENEFITS. FIXED MATURITY OPTIONS ARE ONLY AVAILABLE IF THE RATE TO MATURITY IS MORE THAN 3%.

             FIXED AND VARIABLE ANNUITY BENEFITS- NON-PARTICIPATING



2004TSAGAC

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                                TABLE OF CONTENTS

                                                                            PAGE

PART I          -   DEFINITIONS                                              3

PART II         -   INVESTMENT OPTIONS                                       7

                    SECTION 2.01 AVAILABILITY AND TYPES OF
                    INVESTMENT OPTIONS
                    SECTION 2.02 GUARANTEED INTEREST OPTION-CONDITIONS
                    SECTION 2.03 SEPARATE ACCOUNT
                    SECTION 2.04 VARIABLE INVESTMENT OPTIONS/ACCUMULATION UNITS AND UNIT VALUES
                    SECTION 2.05 CHANGES WITH RESPECT TO VARIABLE SEPARATE ACCOUNTS
                    SECTION 2.06 FIXED MATURITY OPTION

PART III        -   CONTRIBUTIONS, ALLOCATIONS AND DISCONTINUANCE           13
                    SECTION 3.01 CONTRIBUTIONS
                    SECTION 3.02 ALLOCATIONS
                    SECTION 3.03 DISCONTINUANCE OF CONTRIBUTIONS

PART IV         -   TRANSFERS AMONG INVESTMENT OPTIONS                      15

                    SECTION 4.01 TRANSFER REQUESTS
                    SECTION 4.02 TRANSFER RULES

PART V          -   DISTRIBUTIONS AND DEATH BENEFITS                        17

                    SECTION 5.01 RESTRICTIONS ON DISTRIBUTIONS
                    SECTION 5.02 GENERAL WITHDRAWALS
                    SECTION 5,03 DIRECT ROLLOVER WITHDRAWALS
                    SECTION 5.04 DEATH BENEFIT
                    SECTION 5.05 BENEFICIARY CONTINUATION OPTION

PART VI         -   PLAN LOANS                                              22

                    SECTION 6.01 LOANS



2004TSAGAC                                                                     1

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                          TABLE OF CONTENTS (CONTINUED)

PART VII        -   ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS     25

                    SECTION 7.01 FORMS OF DISTRIBUTION
                    SECTION 7.02 ELECTION/REPORT FOR ANNUITY BENEFIT
                    SECTION 7.03 ANNUITY BENEFIT FORMS
                    SECTION 7.04 AMOUNT OF ANNUITY BENEFITS
                    SECTION 7.05 ANNUITY BENEFIT
                    SECTION 7.06 REQUIRED MINIMUM DISTRIBUTIONS
                    SECTION 7.07 COMMENCEMENT OF ANNUITY BENEFITS
                    SECTION 7.08 CHANGES
                    SECTION 7.09 SPOUSAL AND ANNUITY CONSENT RULES
                    SECTION 7.10 CONDITIONS
PART VIII       -   PARTICIPANT ACCOUNTS; FORFEITURE ACCOUNT                31

                    SECTION 8.01 PARTICIPANT ACCOUNTS
                    SECTION 8.02 FORFEITURES/FORFEITURE ACCOUNT

PART IX         -   CHARGES                                                 32

                    SECTION 9.01 WITHDRAWAL CHARGES
                    SECTION 9.02 EARLY WITHDRAWAL CHARGE
                    SECTION 9.03 THIRD PARTY TRANSFER CHARGES
                    SECTION 9.04 EMPLOYER EXPENSE DEDUCTION
                    SECTION 9.05 CHARGES DEDUCTED FROM ANNUITY
                    ACCOUNT VALUE
                    SECTION 9.06 TRANSFER AND LOAN CHARGES
                    SECTION 9.07 VARIABLE SEPARATE ACCOUNT CHARGE
                    SECTION 9.08 PLAN RECORD-KEEPING SERVICE CHARGES
                    SECTION 9.09 APPLICABLE TAX CHARGES
                    SECTION 9.10 CHANGES

PART X              UNALLOCATED ACCOUNT                                     35

PART XI         -   GENERAL PROVISIONS                                      36

                    SECTION 11.01 CONTRACT
                    SECTION 11.02 STATUTORY COMPLIANCE
                    SECTION 11.03 DEFERMENT
                    SECTION 11.04 ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY
                    SECTION 11.05 OWNERSHIP RIGHTS
                    SECTION 11.06 EMPLOYER'S RESPONSIBILITY
                    SECTION 11.07 PLAN STATUS
                    SECTION 11.08 TERMINATION OF THE CONTRACT
                    SECTION 11.09 DISQUALIFICATION OF PLAN OR CONTRACT
                    SECTION 11.10 MANNER OF PAYMENT
                    SECTION 11.11 REPORTS AND NOTICES
                    SECTION 11.12 CONTRACT HOLDER'S RESPONSIBILITY

                    TABLES OF GUARANTEED ANNUITY PAYMENTS                   39



2004TSAGAC                                                                     2

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                              PART I - DEFINITIONS


SECTION 1.01-ACCUMULATION UNIT

"Accumulation Unit" means a unit of measure used to calculate the variable Annuity Account Value during the accumulation period.

SECTION 1.02-ACCUMULATION UNIT VALUE

"Accumulation Unit Value" means the dollar value of each Accumulation Unit in a Variable Separate Account on a given date.

SECTION 1.03-ANNUITY ACCOUNT VALUE

"Annuity Account Value" means with respect to each Participant the sum of the amounts held for the benefit of the Participant in the Investment Options, including any amount in the Loan Reserve Account. The Annuity Account Value at any time may be reduced by the amount of any forfeiture, if applicable, as described in the section "Forfeitures/Forfeiture Account".

SECTION 1.04-ANNUITY BENEFIT

"Annuity Benefit" means a benefit payable by us pursuant to Part VII of this Contract.

SECTION 1.05-ANNUITY COMMENCEMENT DATE

"Annuity Commencement Date" means the date on which annuity payments to the Participant are to commence as reported to us by the Employer.

SECTION 1.06-ANNUITY UNIT

"Annuity Unit" means a unit of measure used after the Annuity Commencement Date to calculate the amount of variable annuity payout.

SECTION 1.07-APPLICATION

"Application" means the Application for the Group Annuity Contract or participation in this Group Annuity Contract by the Employer and accepted by us.

SECTION 1.08-BENEFICIARY

"Beneficiary" means the person designated by the Participant under the Plan to receive the death benefit.

SECTION 1.09-BUSINESS DAY

"Business Day" means any day on which the New York Stock Exchange is open for trading and generally ends at 4:00 P.M., Eastern Time, or such other time as we state in writing to the Participant.

SECTION 1.10-CASH VALUE

"Cash Value" means an amount equal to the Annuity Account Value held for the Participant, less any charge that applies and less the amount of the entire unpaid balance of any loan, including interest due but not paid.



2004TSAGAC                                                                     3

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SECTION 1.11-CERTIFICATE

"Certificate" means the document issued to each Participant as evidence of the Participant's enrollment under this Contract.

SECTION 1.12-CODE

"Code" means the Internal Revenue Code of 1986, as now or hereafter amended, or any corresponding provisions of prior or subsequent United States revenue laws, and includes applicable tax regulations.

SECTION 1.13-CONTRACT

"Contract" means the Group Annuity Contract and Application between the Contract Holder, Employer and us providing a variable annuity to fund the Plan. The terms of the Contract are agreed to by the Employer and us.

SECTION 1.14-CONTRACT DATE

"Contract Date" means the date following our acceptance of an Application with respect to a Plan.

SECTION 1.15-CONTRACT HOLDER

"Contract Holder" means the person or entity as set forth on the cover page of this Contract.

SECTION 1.16-CONTRACT YEAR

"Contract Year" with respect to a Plan means the twelve-month period starting on
(i) the Contract Date and (ii) each anniversary of the Contract Date, unless we agree to another period.

SECTION 1.17-CONTRIBUTION

"Contribution" means a payment remitted to us under the section "Contributions".

SECTION 1.18-EMPLOYER

"Employer" means either of the following:

(a) An organization described in Section 501(c)(3), which is exempt from federal income tax under Section 501 (a) of the Code; or

(b) A State, a political subdivision of a State or an agency or instrumentality of any of the foregoing, with respect to employees who perform services for any educational organization, as described in Section 170(b)(1)(A)(ii) of the Code.

SECTION 1.19-ERISA

"ERISA" means Employee Retirement Income Security Act of 1974, as amended.

SECTION 1.20- EXPIRATION DATE

"Expiration Date" means the date that a Fixed Maturity Option matures.

SECTION 1.21-FIXED MATURITY AMOUNT

"Fixed Maturity Amount" means the amount held with respect to a given Fixed Maturity Option. The Fixed Maturity Amount reflects Contributions and transfers made to a Fixed Maturity Option, plus interest at the Rate to Maturity, minus any withdrawals, transfers and charges, if any, deducted from a Fixed Maturity Option.



2004TSAGAC                                                                     4

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SECTION 1.22-FIXED MATURITY OPTION

"Fixed Maturity Option" means the Investment Option that specifies a period of time during which the Rate to Maturity is guaranteed to remain the same for amounts allocated to and held for such period until its expiration.

SECTION 1.23-GUARANTEED INTEREST OPTION

"Guaranteed Interest Option" means the Investment Option that pays interest at Guaranteed Interest Rates set by us from time to time.

SECTION 1.24-GUARANTEED INTEREST RATE

"Guaranteed Interest Rate" means the effective annual rate at which interest accrues on amounts allocated to the Guaranteed Interest Option.

SECTION 1.25-INVESTMENT OPTION

"Investment Option" means a Variable Investment Option, Fixed Maturity Option, or Guaranteed Interest Option.

SECTION 1.26-PARTICIPANT

"Participant" means an individual covered under the Plan who has been enrolled under this Contract and for whom we maintain an Annuity Account Value.

SECTION 1.27-PARTICIPATION DATE

"Participation Date" means the earlier of (a) the Business Day on which we issue a Certificate to the Participant under this Contract and (b) the Business Day on which the first Contribution for the Participant is received at the Processing Office.

The original Participation Date is the Business Day on which the Participant was enrolled under a Prior Contract/Certificate if applicable.

SECTION 1.28-PARTICIPATION YEAR

"Participation Year" means, with respect to the Participant, the twelve-month period starting on (i) the Participation Date and (ii) each anniversary of the Participation Date, unless we agree to another period.

SECTION 1.29-PLAN

"Plan" means the plan, arrangement or program maintained or adopted by the Employer that is intended to meet the requirements of Section 403(b) of the Code including an annuity contract under Section 403(b)(1) or a custodial account under Section 403(b)(7) of the Code and which is named in the Application.

SECTION 1.30-PORTFOLIO

"Portfolio" means a separate class (or series) of shares of a specified trust or investment company, where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.31-PRIOR CONTRACT

"Prior Contract" means a contract or certificate issued by us and from which the Employer and we, with the Participant's consent, if required, and if such contract or certificate is owned by the Participant, have agreed to transfer certain assets or liabilities associated with the Plan, if applicable, to this Contract.



2004TSAGAC                                                                     5

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SECTION 1.32-PROCESSING OFFICE

"Processing Office" means our administrative office or such other location as we may designate upon written notice to the Employer.

SECTION 1.33-PROCESSING DATE

"Processing Date," means the day(s) we deduct charges from the Annuity Account Value.

SECTION 1.34-RATE TO MATURITY

"Rate to Maturity" means a specified interest rate that we credit to amounts allocated to a Fixed Maturity Option. Different Fixed Maturity Options have different Rates to Maturity.

SECTION 1.35-SEPARATE ACCOUNT

"Separate Account," means Separate Account 48 (which contains the Fixed Maturity Options) and the Variable Separate Account(s).

SECTION 1.36-TRANSACTION DATE

"Transaction Date" means the Business Day we receive a Contribution or a transaction request at the appropriate Processing Office. Transaction requests must be in a form acceptable to us.

SECTION 1.37-VARIABLE INVESTMENT OPTION

"Variable Investment Option" means either a subaccount of a Variable Separate Account, or a Variable Separate Account that has not been divided into subaccounts. A Variable Investment Option may invest its assets in a Portfolio.

SECTION 1.38 VARIABLE SEPARATE ACCOUNT

"Variable Separate Account(s) refers to our Separate Account A and any Separate Accounts added to this Contract as described in Part II except Separate Account
48. Variable Separate Accounts may be divided into subaccounts.



2004TSACGAC                                                                    6

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                          PART II - INVESTMENT OPTIONS

SECTION 2.01-AVAILABILITY AND TYPES OF INVESTMENT OPTIONS

The Application sets forth the Investment Options available under this Contract as of the issue date.

The availability of Investment Options may be subject to the terms of the Plan, as reported to us by the Employer.

We reserve the right to change, limit or amend the number of Investment Options that an Employer may elect.

The Investment Options may consist of Investment Options that are classified as "Type A" or "Type B", or any other type that may be specified in the Application, as we designate in our discretion for purposes of the transfer rules described in the section "Transfer Rules". The Application indicates the classification as of the issue date of this Contract. Announcements of new Investment Options will include the Option type.

SECTION 2.02-GUARANTEED INTEREST OPTION-CONDITIONS

(A)  GUARANTEED INTEREST OPTION

     Any amount held for the Participant in the Guaranteed Interest Option becomes part of our general assets, which support the guarantees of this Contract as well as other policies and contracts that we offer.

     The amount held for each Participant in such Guaranteed Interest Option at any time with respect to this Contract is equal to the sum of:

     o all amounts that have been allocated or transferred to such Guaranteed Interest Option, plus

     o    the amount of any interest credited, less

     o all amounts that have been withdrawn (including charges) or transferred from such Option.

     We will credit the amount held in the Guaranteed Interest Option with interest at effective annual rates that we set. We will also set a minimum Guaranteed Interest Rate that will remain in effect throughout a stated twelve-month period or a calendar year. We credit interest daily to amounts in the Guaranteed Interest Option.

     We guarantee that any rate so determined will never be less than the minimum Guaranteed Interest Rate specified in the Application.

(B)  CONDITIONS

          The Employer agrees:

          (i) With respect to the investment option of the Plan that is funded under the Guaranteed Interest Option, to the extent that the Plan provides for allocations to, and transfers to and from the Guaranteed Interest Option, such allocations and transfers are to be made solely at the discretion of the individuals covered by the Plan. We are to be given at least 60 days advance written notice by the Employer of any noncompliance with this condition.

          (ii) The Employer is to provide us with any amendment to the Plan or its investment policy, any communication to the Participants covered by the Plan concerning the Guaranteed Interest Option or the investment option of the Plan to which it relates, or any change in the manner in which the Plan is administered. Any such document is to be provided to us at least 60 days before its effective date.


2004TSAGAC                                                                     7

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          We may also request, and the Employer will thereupon provide, any other information that we reasonably determine would bear upon the flow of funds to and from the Guaranteed Interest Option.

     If the conditions stated in (i) and (ii) above are not complied with or, if the Employer fails to remit Contributions in accordance with Part III "Contributions, Allocations and Discontinuance" or if we determine and so notify the Employer by written notice that an amendment to the Plan, its investment policy, or any change in the manner in which the Plan is administered would materially and adversely affect the flow of funds to or from the Guaranteed Interest Option, then we will have the right to:

          1. decline further requests for transfers to or from the Guaranteed Interest Option; and/or

          2. deem that a discontinuance of Contributions has occurred under the section, "Discontinuance of Contributions".

SECTION 2.03-SEPARATE ACCOUNT

We have established the Separate Account(s) and maintain the Separate Account(s) in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of a Separate Account are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in the Separate Account(s) to support the Contract and other annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities with respect to the Separate Account will not be chargeable with liabilities that arise out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other Contract liabilities with respect to such Separate Account, to another Separate Account, or to our general account.

We may, in our discretion, invest Separate Account assets in any investment permitted by applicable law. We may rely conclusively on the opinion of counsel (including counsel in our employ) as to the type of investments that the Separate Account is permitted by law to make.

SECTION 2.04-VARIABLE INVESTMENT OPTIONS/ACCUMULATION UNITS AND UNIT VALUES

The amount in a Variable Separate Account at any time is equal to the number of Accumulation Units in that Account multiplied by the Accumulation Unit Value that applies at that time. If the Contract has Variable Investment Options, then the terms of this section apply separately to each Variable Investment Option, unless otherwise stated.

Amounts allocated or transferred to a Variable Investment Option are used to purchase Accumulation Units of that Option. Accumulation Units are redeemed when amounts are deducted, transferred or withdrawn. The number of Accumulation Units in a Variable Investment Option at any time is equal to the number of Accumulation Units purchased minus the number of Accumulation Units redeemed in that Variable Investment Option up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Variable Investment Option Accumulation Unit Value for that Transaction Date.

We determine Accumulation Unit Values for each Variable Investment Option for each Valuation Period. A "Valuation Period" is each Business Day together with any consecutive preceding non-business days. For example, for each Monday that is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.



2004TSAGAC                                                                     8

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The Accumulation Unit Value of a Variable Investment Option for any Valuation
Period is equal to the Accumulation Unit Value for that Variable Investment Option on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Variable Investment Option for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where:

(a) is the value of the Portfolio shares held by the Variable Investment Option at the end of the Valuation Period (before taking into account any amounts allocated to, or withdrawn from, the Variable Investment Option for the Valuation Period, and after deduction of fees, charges and expenses of the Portfolio; for this purpose, we use the share value reported to us for the Portfolio plus the applicable dividend and capital gain rates on the ex-dividend date);
(b) is the value of the Portfolio shares held by the Variable Investment Option at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);
(c) is the daily Variable Separate Account charges for the expenses and risks of the Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.

SECTION 2.05-CHANGES WITH RESPECT TO VARIABLE SEPARATE ACCOUNTS

In addition to the right reserved pursuant to the section "Availability and Types of Investment Options", we reserve the right, subject to compliance with applicable law, including approval of the Employer, if required:

     (a) to add Variable Investment Options to, or to remove Variable Investment Options from, the Variable Separate Account(s), or to add other Separate Accounts;

     (b) to combine any two or more Variable Investment Options or sub-funds thereof;

     (c) to transfer the assets we determine to be the share of the class of contracts to which this Contract belongs from a Variable Investment Option to another Variable Investment Option;

     (d) to operate any Variable Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940; in which case charges and expenses that otherwise would be assessed against an underlying trust or investment company would be assessed against the Variable Separate Account.

     (e) to operate any Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940.

     (f) to deregister the Variable Separate Account under the Investment Company Act of 1940;

     (g) to restrict or eliminate any voting rights as to the Variable Separate Account;

     (h) to cause one or more Variable Investment Options to invest some or all of their assets in one or more other Portfolios.

     (i)  to close an Investment Option to transfers and Contributions.

We reserve the right to add a Variable Investment Option in which (i) there are periods during which Contributions are restricted, (ii) amounts therein may be automatically liquidated pursuant to the investment policy of the Variable Investment Option, and (iii) investments therein may mature. We will have the right to reallocate amounts arising from liquidation or maturity according to the Participant's allocation instructions then in effect. If no such allocation instructions have been made, the reallocation will be made to a designated Investment Option, or to the next established Variable Investment Option of the same type as described in this paragraph.



2004TSAGAC                                                                     9

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A Portfolio of a Variable Investment Option might, in our judgment, become unsuitable for investment by a Separate Account or a Variable Investment Option because of legal, regulatory, or federal income tax restrictions. In such event, shares of another series or shares of another unit investment trust may be substituted for shares already purchased with respect to the Separate Account or as the security to be purchased in the future, provided that such substitution meets applicable federal income tax guidelines and, to the extent required by law, has been approved by the Securities and Exchange Commission and such other regulatory authorities as may be necessary.

If the exercise of these rights results in a material change in the underlying investments of a Variable Separate Account or Variable Investment Option, the Employer will be notified of such exercise, as required by law.

SECTION 2.06-FIXED MATURITY OPTION

Amounts allocated to the Fixed Maturity Options are held in our Separate Account No. 48.

We have the right, subject to compliance with applicable law, to: (a) add new Separate Accounts to be used for the same purpose as Separate Account 48, (b) divide Separate Account 48 into two or more Separate Accounts to be used for the same purpose, and (c) combine Separate Account 48 with any other Separate Account that is used for the same purpose as Separate Account 48.

Each Fixed Maturity Option is subject to a market value adjustment formula that may result in adjustments, positive or negative, in benefits. Such market value adjustment will not apply upon transfer to a new Fixed Maturity Option or to another Investment Option on the Fixed Maturity Option's Expiration Date. The amount in a Fixed Maturity Option before application of a market value adjustment is called the Fixed Maturity Amount. Before the Expiration Date, the Annuity Account Value in a Fixed Maturity Option on any day will reflect the market value adjustment that we would make if the entire amount in the Fixed Maturity Option were withdrawn.

1.   FIXED MATURITY OPTIONS

     We may offer one or more Fixed Maturity Options. For each such Fixed Maturity Option, we guarantee to credit interest at the Rate to Maturity. Interest will be credited daily to amounts in the Fixed Maturity Options. The duration of each Fixed Maturity Option offered under the Participant's account under this Contract and the Rate to Maturity, which applies to each Fixed Maturity Option, will be furnished by us upon request. The Fixed Maturity Option duration(s) and the Rate to Maturity for each Fixed Maturity Option available upon issuance of the Participant's Certificate will be shown in the Certificate.

     Contributions and transfers to a Fixed Maturity Option as described in Part III "Contributions, Allocations and Discontinuance" will be allocated according to the Participant's election. Contributions or transfers into a Fixed Maturity Option will receive the Rate to Maturity applicable to the elected Fixed Maturity Option on the Transaction Date. The Fixed Maturity Amount of a Fixed Maturity Option is equal to the amount allocated to that Fixed Maturity Option, plus interest at the Rate to Maturity, minus withdrawals, transfers and charges, if any, deducted from the Fixed Maturity Option and adjusted for any market value adjustment previously applied.

     The last day of a Fixed Maturity Option is the Expiration Date. We will notify the Participant at least 15 days but not more than 45 days before the Expiration Date of each Fixed Maturity Option. One of the following three options may be elected at the Expiration Date, none of which will result in a market value adjustment:

          (a) transfer the amount in the Fixed Maturity Option into another Fixed Maturity Option of any available duration that we then offer;
          (b) transfer the amount in the Fixed Maturity Option to another Investment Option;
          (c) make a withdrawal from the amount in the Fixed Maturity Option (subject to any withdrawal charges and applicable restrictions which may apply pursuant to the section "Restrictions on Distributions" and the section "Withdrawal Charges").



2004TSAGAC                                                                    10

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     If no election is made with respect to amounts in a Fixed Maturity Option as of the Expiration Date, such amounts will be transferred into a Fixed Maturity Option with the earliest available Expiration Date that occurs after the then current calendar year. If we are not offering new Fixed Maturity Options then such amounts will be transferred into the Money Market Variable Investment Option. During the 30 days following the Expiration Date, the amount in the Fixed Maturity Option (less any withdrawals or transfers made or charges deducted during such 30 day period) may be transferred into a new Fixed Maturity Option or other Investment Option. A market value adjustment will not apply. In no event may the Participant elect a Fixed Maturity Option that extends beyond the Annuity Commencement Date.

2.   TRANSFERS, WITHDRAWALS, DEATH AND ANNUITY BENEFITS

     If a request is made, other than as described in item 1 above, for a transfer to an Investment Option as described in the section "Transfer Requests" or a withdrawal as described in the section "General Withdrawals" or any transaction described in the section "Discontinuance of Contributions", any such transfer or withdrawal from a Fixed Maturity Option, will be subject to a market value adjustment described below. The market value adjustment will be in addition to any charges that apply as described in the section "Withdrawal Charges".

     Amounts applied from a Fixed Maturity Option to provide a death benefit as described in the section "Death Benefit", an annuity as described in Part VII "Annuity Benefits" or any other annuity form that we offer will be subject to a market value adjustment. A negative market value adjustment will not be imposed on a death benefit.

     No transfers are permitted to a Fixed Maturity Option from any Investment Option after the initial Contribution or transfer into such Fixed Maturity Option.

3.   MARKET VALUE ADJUSTMENT

     The market value adjustment upon transfer or withdrawal from a Fixed Maturity Option is determined as follows:

          (a) We determine the Fixed Maturity Amount that would be payable on the Expiration Date, of the Participant's Fixed Maturity Option using the Rate to Maturity for such Fixed Maturity Option.
          (b) We determine the period remaining in the Participant's Fixed Maturity Option (on the Transaction Date of the Participant's transfer or withdrawal) and convert it to fractional years based on a 365-day year. For example, three years and 12 days becomes 3.0329.
          (c) We determine the current Rate to Maturity that would apply on the Transaction Date to new allocations to the same Fixed Maturity Option, and add a current rate percentage that we determine up to a maximum of 0.50%.
          (d) We determine the present value of the Fixed Maturity Amount payable at the Expiration Date, using the period determined in
               (b) and the rate determined in item (c).
          (e)  We determine the Fixed Maturity Amount as of the Transaction
               Date.
          (f) We subtract (d) from the result in (e). The result is the market value adjustment (which may be positive or negative) applicable to such Fixed Maturity Option.

The market value adjustment (positive or negative) resulting from a withdrawal or transfer of a portion of the amount in a Fixed Maturity Option will be a percentage of the market value adjustment that would apply if the Participant were to withdraw the entire amount in that Fixed Maturity Option. The percentage is determined by dividing (i) the amount of the withdrawal or transfer from the Fixed Maturity Option by (ii) the Fixed Maturity Amount in such Fixed Maturity Option prior to the withdrawal or transfer.

The market value adjustment will be in addition to any charges which otherwise apply as described in Part IX "Charges".



2004TSAGAC                                                                    11

If we are not offering a Fixed Maturity Option to which the current " Rate to Maturity" would apply, we will use the rate at the closest Expiration Date. If we are no longer offering new Fixed Maturity Options, we will use the "Moody's rate" which will be a rate based on the most recent Moody's Corporate Bond Yield Average - Monthly Average Corporates, for the duration required, as published by Moody's Investor Services, Inc. The rate for the numerator will be the Moody's rate for the initial duration of the Fixed Maturity Option on the date the allocation or transfer was made to such Fixed Maturity Option and the rate for the denominator will be the Moody's rate for the remaining duration on the date the withdrawal or transfer out is made. If such Moody's rate is not available, a rate based on a substantially similar average will be used.



2004TSAGAC                                                                    12

            PART III - CONTRIBUTIONS, ALLOCATIONS AND DISCONTINUANCE

SECTION 3.01-CONTRIBUTIONS

The Employer makes Contributions from time to time pursuant to the terms of the Plan.

We reserve the right to reject any Contribution of less than $20.00 for any one Participant unless a different amount is specified by the Code. We also have the right to require a minimum aggregate amount of Contributions to the Contract on an annual basis. Takeover funds, including amounts described in the section "Unallocated Account" shall be applied in determining the minimum aggregate Contribution on an annual basis. If a minimum is specified and it is not met, we have the right to deem that the Employer has given us notice of the termination of this Contract and apply the terms of the section "Termination of the Contract". The Application will specify if an annual minimum aggregate amount of Contribution to the Contract is applicable.

If the Plan contains a vesting schedule, whereby amounts must be forfeited upon failure to satisfy the vesting schedule, the Employer must identify, which Contributions, if any, are subject to the vesting schedule, unless otherwise agreed upon between the Employer and us. The Employer must report any forfeiture to us as described in the section on "Forfeitures/Forfeiture Account".

The Employer or Participant may, with our agreement, transfer to the Contract any amount held under a contract or account for the Participant of the Plan that meets the requirements of Section 403(b) of the Code ("Transferred Funds"). If a Contribution includes Transferred Funds, the Employer or Participant must tell us the portion, if any, of the Transferred Funds that are (a) exempt from the payment restrictions described in the section "Restrictions on Distributions";
(b) subject to forfeiture under the Plan and (c) eligible for delayed distribution under the section "Required Minimum Distributions". If the Employer or Participant does not tell us, then we will treat all such amounts as nonforfeitable and subject to applicable distribution and/or tax restrictions. Any Transferred Funds from a contract not issued by us will be reduced by the amount of any applicable tax charge as determined by us. See the section "Applicable Tax Charges".

Subject to the concurrence of the Employer and with our agreement, the Participant may roll over any amount distributed from another eligible plan as described in Section 403(b)(8) of the Code ("Rollover Amount") to the Contract. The Employer or Participant must identify to us the Rollover Amount. Such Rollover Amount will (a) not be subject to forfeiture under the Plan; (b) be exempt from the payment restriction described in the section "Restrictions on Distributions"; and (c) not be eligible for delayed distribution under the section "Required Minimum Distribution". If the Employer or Participant does not identify or tell us the Rollover Amount, we will treat all such amounts as nonforfeitable and subject to applicable distribution and/or tax restrictions.

Contributions are limited to the amounts specified in Sections 403(b), 402(g) and 415(c) of the Code. Salary Reduction Contributions cannot exceed the elective deferral limitation under Section 402(g) of the Code. If Salary Reduction Contributions under this Contract for a plan year exceed the limit specified in Section 402(g) of the Code, the excess amount must be distributed no later than April 15 of the following calendar year, as described in Treasury Regulation Section 1.402(g)1(c).

Each Contribution received by us on the Participant's behalf will, before its allocation under this Contract, be reduced by the amount of any applicable tax charge as described in Part IX "Charges".

If we are notified that any Contributions would cause this Contract not to qualify under Section 403(b) of the Code, we reserve the right to either (i) refuse to accept any such Contributions or (ii) apply such Contributions to a nonqualified deferred annuity contract for the exclusive benefit of the Participant and any Beneficiary.

SECTION 3.02-ALLOCATIONS

Each Contribution (less any applicable tax charge in accordance with the section "Applicable Tax Charges") is allocated among Investment Options in accordance with the instructions submitted in a form acceptable to us by the Employer or Participant.



2004TSAGAC                                                                    13

SECTION 3.03-DISCONTINUANCE OF CONTRIBUTIONS

Contributions under this Contract can be discontinued by the Employer at any time.

Contributions under this Contract can be discontinued by us as provided in the section "Guaranteed Interest Option-Conditions" or upon a material breach by the Employer of the terms and conditions of this Contract. If Contributions are discontinued, all terms and conditions of this Contract continue to apply to amounts held under this Contract, but no additional Contributions can be made.



2004TSAGAC                                                                    14

                  PART IV - TRANSFERS AMONG INVESTMENT OPTIONS

SECTION 4.01-TRANSFER REQUESTS

Unless we are otherwise instructed by the Employer, the Participant may submit a request to transfer all or part of the amount held in an Investment Option to one or more of the other Investment Options. Transfer requests are subject to a minimum amount of $300. The request must specify the source(s) of Contributions, if applicable, to which the transfer applies. All transfers will be made on the Transaction Date and will be subject to the terms in the section "Transfer Rules" and to our rules in effect at the time of transfer. With respect to a Variable Separate Account, the transfers will be made at the Accumulation Unit Value next computed for that Transaction Date.

SECTION 4.02-TRANSFER RULES

Transfer requests must be in writing and delivered by U.S. mail to our Processing Office unless we accept an alternative form of communication (such as internet or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communication services in the product prospectus, prospectus supplements or other notifications, as mailed to the Employer's last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communication services may be restricted or denied if we determine that the Participant used such services for market timing or other trading strategies that may disrupt operation of a Variable Investment Option or have a detrimental effect on the Accumulation Unit Value of any Variable Investment Option.

If the Employer has elected to have any Type B Investment Option available to the Participant, as described in the section "Types of Investment Options", whether or not the Participant has amounts in any such Investment Options, then the following applies unless otherwise specified in the Application:

The maximum amount that the Participant may transfer from the Guaranteed Interest Option to a Variable Investment Option or to a Fixed Maturity Option in any Participation Year is as follows:

     (a) A percentage, as stated in the Application, of the amount in the Guaranteed Interest Option on the last day of the prior Participation Year, or if greater,

     (b) The total of all amounts transferred at the Participant's request from the Guaranteed Interest Option to a Variable Investment Option or a Fixed Maturity Option in the prior Participation Year.

The percentage referred to in subsection (a) above may not be less than 5% or more than 25%.

If an amount was allocated to the Guaranteed Interest Option as a result of a total transfer of Plan funds (that is, a transfer initiated by the Employer on the Participant's behalf) from another funding vehicle, the maximum amount which may be transferred from the Guaranteed Interest Option for the transfer period in which such allocation occurred will be an amount equal to the percentage determined in (a) above, but applied to the amount initially allocated to the Guaranteed Interest Option on the Participant's behalf.



2004TSAGAC                                                                    15

We reserve the right to:

     (1) limit transfers among or to the Variable Investment Options to no more than once every 30 days;

     (2) require a minimum time period between each transfer into or out of one or more specified Variable Investment Options;

     (3) reject transfer requests from a person acting on behalf of multiple Participants pursuant to a trading authorization agreement that we have accepted;

     (4) impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of a Variable Investment Option or may have a detrimental effect on the Accumulation Unit Value of any Variable Investment Option or determine that the Participant has engaged in any such strategy;

     (5) defer transfers for up to six months, as described in the section "Deferment";

     (6)  revise our transfer rules; and

     (7) charge for any transfer made by the Participant between Investment Options, in any Participation Year, if the number of transactions exceed 12.

Any action taken pursuant to subsection (1) through (7) above will be made by us upon advance notice to the Employer.



2004TSAGAC                                                                    16

                    PART V - DISTRIBUTIONS AND DEATH BENEFITS

Section 5.01-RESTRICTIONS ON DISTRIBUTIONS:

Payments of Cash Value pursuant to the section on "General Withdrawals", or Part VII "Annuity Benefits" are subject to the restrictions described in this section. Any distributions or payments under any of those sections in this Contract are also subject to any restrictions of the Employer's Plan.

     (a)  Salary Reduction Contributions (Section 403(b)(11) of the Code).

          Amounts attributable to Salary Reduction Contributions made after December 31, 1988 and any earnings credited after December 31, 1988 on Salary Reduction Contributions whenever made, less any "grandfather amounts" described in the next sentence, are collectively "Restricted Amounts". A "grandfather amount" is the Participant's 403(b) arrangement account balance as of December 31, 1988 invested in an annuity contract described in Section 403(b)(1) of the Code, less any such amount of account balance which was invested at any time under a custodial account described in Section 403(b)(7) of the Code, plus any other amount not restricted under Section 403(b)(11) of the Code.

     (b) Contributions from Custodial Accounts under Section 403(b)(7) of the Code.

          All amounts attributable to Contributions directly transferred from a custodial account under Section 403(b)(7) of the Code (including Contributions directly transferred from a Section 403(b)(7) custodial account into any other Section 403(b)(1) annuity contract which are subsequently directly transferred are "Restricted Amounts".

     (c)  Restrictions on Distributions under the Code.

          Distributions of Restricted Amounts described above in subsections 5.01(a) and 5.01(b) may not be made before the Participant attains age 591/2 separates from service with the Employer, dies, or becomes disabled (within the meaning of Section 72(m)(7) of the Code).

          Distributions of the amount of Salary Reduction Contributions made after December 31, 1988 may also be made in the case of financial hardship (within the meaning of Sections 403(b)(7) and 403(b)(11) of the Code) and applicable Treasury Regulations. Any earnings credited after December 31, 1988 attributable to Salary Reduction Contributions made before or after December 31, 1988 are not eligible for hardship distributions. If a request for payment of Restricted Amounts, on the grounds of disability or hardship is made, we must be furnished with proof of such disability or hardship as may be required by the Plan, the Code, and applicable Treasury Regulations in a form satisfactory to us.

     (d)  Other Restrictions on Distributions

          We reserve the right to limit transfers of Cash Value, up to the amount of any Loan Reserve Account under this Contract, to another 403(b) arrangement while the Participant has an outstanding loan as described in Part VI "Plan Loans". If the Employer reports to us that the Plan is subject to ERISA, the Spousal Annuity and Consent Rules will also apply.

Unless the Employer provides documentation that amounts directly transferred from other 403(b) arrangements are not subject to the distribution restrictions described in paragraph (c) above, we will treat such directly transferred Contributions as Restricted Amounts.



2004TSAGAC                                                                    17

SECTION 5.02-GENERAL WITHDRAWALS

All withdrawal requests will require the Employer's written authorization in a form acceptable to us, unless otherwise instructed by the Employer, specifying the portion of the Participant's Annuity Account Value that is available for distribution, the amount to be withdrawn and the Investment Option(s) from which the withdrawal is to be made. Withdrawals are subject to the restrictions in the section "Restrictions on Distributions".

Following receipt of the Participant's written notice, we will pay to the Participant or if requested, transfer or directly rollover to another contract or custodial arrangement that meets the requirements of Section 403(b)(1),
Section 403(b)(7), or such eligible qualified plan or arrangement as permitted by applicable law, the lesser of the Cash Value, less any funds restricted in accordance with the section "Restrictions on Distributions", and the amount requested. This amount paid, transferred or directly rolled over, plus any applicable withdrawal charge in accordance with Part IX "Withdrawal Charges" will be withdrawn from the Investment Options. Unless instructed otherwise, the amount withdrawn (including any withdrawal charge) will be deducted from the Investment Options in proportion to the amounts in such Investment Options.

We may decline to accept a request for a withdrawal of less than $300, or where the withdrawal would violate the provisions of this section or the section "Spousal Annuity and Consent Rules". If a withdrawal made under this section would result in an Annuity Account Value of less than $500, we will inform the Participant and we reserve the right to terminate participation under this Contract in accordance with the section "Participant Accounts".

Prior to making any payment, we may request from the Employer such information which may include a certification as we may reasonably require to determine if the withdrawal, alone or together with any previous withdrawal by the Participant is necessary and proper under the terms of the Plan.

We will pay any amount payable under this subsection as the Employer directs in writing and such payment will fully discharge us from all liability with respect to the amount paid.

If permitted by the Plan and not otherwise specified in the Application, the Employer may at any time, without the consent of any Participant and subject to any applicable withdrawal charge, withdraw any amounts in the Forfeiture Account or terminate this Contract by withdrawing all amounts under this Contract in order to transfer such amount to another contract or custodial account that meets the requirements of Section 403(b).

SECTION 5.03-DIRECT ROLLOVER WITHDRAWALS

Unless otherwise instructed by the Employer on the Application, any withdrawal request for a direct rollover from the Participant's account by the Participant must be made through the Employer.

The Participant (or a Beneficiary who is the Participant's surviving spouse as described in the section "Beneficiary") may elect to have all or any portion of the Cash Value or the Death Benefit described in this Contract, as applicable, paid directly to another "eligible retirement plan" in a "direct rollover transaction" as these terms are defined in Sections 403(b) and 402(c) of the Code.

In order to elect this option all of the following requirements must be met:

(a) The recipient of the distribution must be an eligible retirement plan maintained for the benefit of the Participant (or for the Participant's spousal Beneficiary).



2004TSAGAC                                                                    18

(b) The distribution may include after-tax Contributions if the direct rollover is made to a funding vehicle under a specified eligible retirement plan which agrees to separately account for the funds rolled over, or to a traditional individual retirement arrangement, as indicated by the Participant or Employer.

(c) The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. We reserve the right to determine the amount of the required minimum distribution. If the Participant has elected a payment option that is either paying substantially equal periodic payments for a period of ten years or more or a life annuity, the direct rollover option does not apply to those amounts.

(d) The direct rollover option is not available for a hardship distribution within the meaning of Section 402(c)(4)(C) of the Code.

SECTION 5.04-DEATH BENEFIT

Upon our receipt of due proof of the Participant's death and any required instructions, information and forms necessary to effect the payment (the Transaction Date), we will pay to the Participant's Beneficiary the amount of the death benefit. We will pay the death benefit in the form elected by the Beneficiary and reported by the Employer. Subject to the rules and laws then in effect, the Beneficiary may elect:

     (a)  to receive the death benefit in a single sum;

     (b) to apply the death benefit to purchase an Annuity Benefit in a form that we currently offer;

     (c) to apply the death benefit to provide any other form of benefit that we offer.

If the Participant so elects in writing any amount that would otherwise be payable to a Beneficiary in a single sum will be applied to provide an Annuity Benefit. Subject to our rules then in effect, such election may be changed during the Participant's lifetime. Any such change must be made in writing in a form acceptable to us. The Participant's election cannot be changed by the Beneficiary. If at the Participant's death there is no election in effect, the Beneficiary may make such an election. In the absence of any election by either the Participant or the Beneficiary, we will pay the death benefit in a single sum.

The amount of the death benefit is equal to the greater of (i) the Annuity Account Value (without any negative market value adjustment that would otherwise apply) as of the Transaction Date less any unpaid loan balance including interest due but not paid, and (ii) the minimum death benefit. The minimum death benefit is the sum of all Contributions less any withdrawals, withdrawal charges (if applicable), and less any unpaid loan balance including interest due but not paid. Withdrawals will reduce the minimum death benefit on a pro rata basis. Reduction on a pro rata basis means that we calculate the percentage of the Participant's current Annuity Account Value that is being withdrawn and we reduce the Participant's current minimum death benefit by that same percentage. The amount of any death benefit payable may be reduced by the amount of any forfeiture that applies as reported by the Employer as described in the section "Forfeitures/Forfeiture Account".

The payment of the death benefit is subject to the requirements of ERISA as described in the section "Plan Status", if applicable.

ENHANCED DEATH BENEFIT

If the Participant elects the Enhanced Death Benefit the following will apply to the amount of the death benefit instead of the amount of the death benefit described above. The amount of the death benefit will be equal to the greater of
(i) the Annuity Account Value (without any negative market value adjustment that would otherwise apply) as of the Transaction Date less any outstanding loan and accrued loan interest, and (ii) the Enhanced Death Benefit as of the date of the Participant's death.



2004TSAGAC                                                                    19

On the Participation Date, the Enhanced Death Benefit is equal to the initial Contribution. Thereafter, the Enhanced Death Benefit will be reset every three years on the Participation Date anniversary to the Annuity Account Value if greater than the previously established Enhanced Death Benefit (adjusted for Contributions and withdrawals), up to the date the Participant attains age 85. Contributions will increase the Enhanced Death Benefit on a dollar-for-dollar basis. Withdrawals will reduce the Enhanced Death Benefit on a pro rata basis, in the same manner as for the minimum death benefit described above.

Once elected at the time of enrollment the Participant may not terminate the Enhanced Death Benefit. The charge for the Enhanced Death Benefit will be a percentage of the Annuity Account Value on the Participation Date anniversary, see the section "Charges Deducted From Annuity Account Value".

BENEFICIARY

Subject to the terms of the Plan, the Participant may name one or more persons to be primary Beneficiary and one or more persons to be successor Beneficiary if the primary Beneficiary dies before the Participant. If the Participant has named two or more persons as Beneficiary, the Beneficiary will be the named person or persons who survive the Participant and payments will be made to such persons in equal shares or to the survivor. Unless the Participant specifically elects in writing otherwise, we will treat each Beneficiary's share of the death benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation. The Participant's selection of a Beneficiary is subject to the requirements of ERISA, if applicable.

The Participant may change the Beneficiary during the Participant's lifetime and while coverage of the Participant under this Contract is in force. Any such change must be made in writing in a form acceptable to us. A change will take effect as of the date the written form is executed, whether or not the Participant is living on the date of receipt at the Processing Office. We will not be liable as to any payments made or actions taken before receipt of any such change at the Processing Office.

Any part of a death benefit payable as described in the section "Beneficiary" for which there is no named Beneficiary living at the Participant's death will be payable in a single sum to the Participant's spouse, if any, or if there is no spouse, then to the Participant's children who survive the Participant, in equal shares, or, if there are no surviving children, then to the Participant's estate.

SECTION 5.05-BENEFICIARY CONTINUATION OPTION

This section will apply only if the Participant dies before the Annuity Commencement Date, and the Beneficiary named under the "Beneficiary" section of this Contract is an individual. With the exception of the following paragraph, this section does not apply to any Beneficiary that is not an individual and the non-individual Beneficiary's portion of the death benefit is payable to such non-individual Beneficiary.

This Section applies to a non-individual Beneficiary only if it is a "see through trust". A see through trust is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a "see-through trust" described in Treasury Regulation
Section 1.40(a)(9)-4 Q&A, or any successor Regulation, is the Beneficiary named pursuant to the "Beneficiary" section of the Contract, the successor Participant is the oldest Beneficiary of such trust.



2004TSAGAC                                                                    20

If this Section applies and there is more than one Beneficiary, the Participant's entire interest in the Participant's account under this Contract will be apportioned among the Participant's Beneficiaries as the Participant designates pursuant to the "Beneficiary" section of this Contract.

If the Beneficiary qualifies to continue the Participant's account under this Contract, and we receive that Beneficiary's completed election no later than September 30 of the calendar year following the calendar year of the Participant's death and before any contrary election is made, that Beneficiary may continue the Participant's account under this Contract pursuant to this Section under the terms set forth in (a) through (i) below. Each such Beneficiary electing to continue his or her portion of the interest under the Participant's account under this Contract is a " Continuation Beneficiary".

For any Beneficiary who does not timely elect to continue his or her portion of the interest under the Participant's account under this Contract, we will pay that Beneficiary's share of the death benefit pursuant to the "Death Benefit" section of this Contract, in a lump sum. The terms of the Beneficiary Continuation Option are as follows:

     a. If the Beneficiary Continuation Option is elected, then as of the date we receive due proof of the Participant's death, and any required instructions, information and forms necessary to effect the Beneficiary Continuation Option feature, we will increase the Annuity Account Value to equal the applicable death benefit if such death benefit is greater than such Annuity Account Value.

     b. Each Continuation Beneficiary will automatically become the Participant as defined in the Contract with respect to that Continuation Beneficiary's portion of the interest in the Participant's account under the Contract. If the Participant has specifically elected under the "Beneficiary" section of the Contract that we not separately account for each Beneficiary's portion of the interest in the Participant's account under the Contract, the oldest Continuation Beneficiary will be the Participant for purposes of calculating the Required Minimum Distribution payments.

     c. Each Continuation Beneficiary will have the right to transfer amounts among the Investment Options with respect to that Continuation Beneficiary's portion of the interest in the Participant's account under this Contract.

     d. Any death benefit provision (including the minimum death benefit provision) will no longer be in effect.

     e.   A Continuation Beneficiary cannot make any additional Contributions.

     f. Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary's portion of the interest in the Participant's account under this Contract will be made in accordance with requirements of the Code.

     g. A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue the Participant's account under this Contract are not subject to a withdrawal charge.

     h. Upon a Continuation Beneficiary's death, we will make a lump sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary's designated Beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with the Code rules (Required Minimum Distribution Rules-Required Payments After Death).

     i. The Participant's account under this Contract cannot be assigned and must continue in the Participant's name for the benefit of the Participant's Continuation Beneficiary.



2004TSAGAC                                                                    21

                              PART VI - PLAN LOANS

SECTION 6.01-LOANS

Prior to the Participant's Annuity Commencement Date, the Participant may make a request for a loan subject to the terms of the Plan and the Code by completing a Loan Request Form.

A Plan loan will be available only from the vested portion of the Participant's account under the Contract as reported to us by the Employer.

We reserve the right not to permit a new loan if the Participant has previously defaulted on a loan and has not repaid the outstanding amount due.

The Loan Request Form together with the loan confirmation notice will be the loan agreement and will contain all of the terms of the loan which apply, including the amount of the loan, interest rate and the payment due dates.

A loan is effective on the date we specify and after we approve the Loan Request Form.

Only one outstanding loan is permitted at a time for each Participant.

A.   LOAN AMOUNT:

     As a condition for granting a loan, we will require the Participant's representation that the loan amount requested, when aggregated with loans (principal plus interest) from all qualified plans of the Employer, does not exceed the maximum loan amount permitted under the Plan and Section 72(p) of the Code. If the Participant is also a participant in other 403(b) plans or qualified plans, the maximum loan amount is limited to the maximum amount aggregated for all plan loans which the Participant has outstanding under those plans, as required by Section 72(p) of the Code. We reserve the right to also require that the Participant elect not to have income tax withholding apply with respect to any interest and/or loan principal that would otherwise be subject to withholding.

     The minimum loan amount will be stated on the Loan Request Form. In no event will the minimum loan amount be less than $1,000.

     The maximum loan amount for a Participant permitted under the Code may not be more than the lesser of (A) or (B) below:

     (A) $50,000, less the highest outstanding balance of loans under any 403(b) plan or any other qualified plan that the Participant has with the Employer during the one-year period ending on the day before the effective date of the loan, over the outstanding balance of loans under any 403(b) Plan or other qualified Employer Plan on the effective date of the loan.

     (B) the greater of (1) one half the present value of the Participant's nonforfeitable accrued benefit under all of the 403(b) plans or other qualified Employer plans or (2) $10,000.

B.   LOAN TERM:

     The loan term will be for a maximum of five years. If the Loan Request Form indicates that the purpose of the loan is to purchase a principal residence, the loan term will be for a maximum of ten years. Repayment of the loan may be accelerated and full repayment of any unpaid principal and interest will be required upon the earliest of (1) the election and commencement of Annuity Benefits under the section "Commencement of Annuity Benefits", (2) the date of termination pursuant to the section "Discontinuance of Contributions", "Participant Accounts", and "Termination of the Contract" or (3) the date we pay a death benefit pursuant to the section "Death Benefit".



2004TSAGAC                                                                    22

C.   LOAN RESERVE ACCOUNT:

     On the date the loan is effective, we will transfer to a "Loan Reserve Account" an amount equal to the sum of (1) the loan amount, which will earn interest at the "Loan Reserve Account Rate" during the loan term and (2) 10% of the loan amount, which will earn interest at the Guaranteed Interest Rate. The Participant may not make any partial withdrawals or transfers among Variable Investment Options or to another 403(b) funding arrangement or qualified employer plan from the Loan Reserve Account until after repayment of the principal amount then due. The Participant may specify on the Loan Request Form from which Investment Option(s) the Loan Reserve Account will be funded.

     The "Loan Reserve Account Rate" will equal the loan interest rate (see subsection D below) minus 2%, or such other percentage determined by us in accordance with our then current procedures. Such rate shall not be greater than permitted under any current applicable state or federal law.

D.   LOAN INTEREST RATE:

     (1) Under a 403(b) Plan not subject to ERISA, we will from time to time set the effective annual rate at which interest on a loan will accrue daily (the "loan interest rate"). Such rate will not be greater than any maximum rate required under any current applicable state or federal law.

     (2) Under a 403(b) Plan subject to ERISA, the applicable provisions of the Plan or the Employer will determine the applicable interest rate at which interest on the loan will accrue daily, subject to any limitations imposed by law. The rate so determined will be a reasonable rate set in accordance with Department of Labor Regulations 2550.408b-1(e), and will be based on prevailing rates available at the date of determination on loans charged by persons in the business of lending money for loans which would be made under similar circumstances.

E.   REPAYMENTS:

     The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made no less frequently than quarterly, unless otherwise required or permitted by law. The loan may be repaid in full at any time, including interest due. We will first apply any payment to interest due, with the balance applied towards repayment of the loan principal. After any repayment is made, including full repayment of the loan, the principal amount repaid will be transferred from the Loan Reserve Account to the Guaranteed Interest Option.

F.   DEFAULT:

     By each due date (or specified date thereafter according to our then current procedures) if the amount of the loan payment is less than the amount due or the loan payment is not received at our Processing Office, we will treat the amount of the unpaid balance of the loan at that time, including interest due but not paid, as a deemed distribution for federal income tax purposes.

     If the amount in the Loan Reserve Account is not subject to the restrictions described in the section "Restrictions on Distributions", on default we reserve the right to deduct from the Loan Reserve Account an amount equal to the interest and principal payments due at the time of the default. We also reserve the right to deduct any withdrawal charges that apply and any required tax withholding.

     If the amount in the Loan Reserve Account is subject to the restrictions described in the section "Restrictions on Distributions", on default we will designate in the Loan Reserve Account an amount equal to the unpaid loan balance (interest and principal payments due) at the time of default. When the Contract is no longer subject to the withdrawal restrictions of the section "Restrictions on Distributions" we will have the right to foreclose on this amount, and deduct any withdrawal charges that would have applied at the time of the default, plus any interest due, and any required tax withholding. This will be no later than the date the Participant reaches age 70 1/2 or we are notified in writing that another event has occurred which would



2004TSAGAC                                                                    23
     permit amounts subject to restrictions on distribution to be paid. (Such an event includes but is not limited to severance from employment.)

G.   CHANGES:

     We have the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any applicable law or regulations that apply to this Contract.



2004TSAGAC                                                                    24

          PART VII ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS

SECTION 7.01-FORMS OF DISTRIBUTION

The Participant may elect (i) a single sum distribution, (ii) an Annuity Benefit, or (iii) any other form of payment of the Cash Value offered by us, subject to the terms of the Plan and the approval of the Employer.

SECTION 7.02-ELECTION/REPORT FOR ANNUITY BENEFIT

An election to have the Cash Value paid in the form of an Annuity Benefit can only be made if the Cash Value is at least $2,000. The Employer will report to us each Participant or other person with respect to whom an Annuity Benefit is to be provided under this Contract and whether all or a portion of the Cash Value is to be used for such Annuity Benefit. The report must be made before the first payment under such Annuity Benefit and must be in the form prescribed by us and will include all pertinent facts and determinations requested by us. We will rely on the reports and other information furnished by the Employer and will not inquire as to the accuracy or completeness thereof.

SECTION 7.03-ANNUITY BENEFIT FORMS

The "Normal Form" of Annuity Benefit is an Annuity Benefit payable on the Life-10 Year Period Certain Annuity Form described below, unless another form may apply pursuant to the terms of the Plan, the requirements of ERISA or any other law that applies. We may offer other annuity forms available from us or from one of our affiliated or subsidiary life insurance companies. Such form may include the Joint and Survivor Life Annuity Form which provides monthly payments while either of the two persons upon whose lives such payments depend is living. The monthly amount to be continued when only one of the persons is living will be equal to a percentage, as elected, of the monthly amount that was paid while both were living.

The Life Period Certain Annuity Form is an annuity payable during the lifetime of the person on whose life the payments depend, but with 10 years of payments guaranteed (10 years certain period). That is, if the Participant dies before the 10-year certain period has ended, payments will continue to the Beneficiary named to receive such payments for the balance of the certain period. In no event will the certain period exceed the life expectancy of the person on whose life the annuity payments depend in accordance with the Code. The Life 10 Year Period Certain Annuity Form is payable on a unisex basis.

SECTION 7.04-AMOUNT OF ANNUITY BENEFITS

If an Annuity Benefit payment is elected in lieu of the Cash Value, the amount applied to provide the Annuity Benefit will, unless otherwise specified by the Employer or required by applicable laws and regulations, be (1) the Annuity Account Value, if the annuity form elected provides payments for a person's remaining lifetime or (2) the Cash Value, if the annuity form elected does not provide such lifetime payments.

The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes, as described under the section "Applicable Tax Charges", that apply on annuity purchase payments. If we have previously deducted charges for applicable taxes from Contributions, we will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of either (1) the Tables of Guaranteed Annuity Payments or (2) our then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee, or (3) any of our single consideration immediate annuity contracts offered at the time to the same class of Participants.



2004TSAGAC                                                                    25

SECTION 7.05-ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly. An election may be made by the Employer on behalf of the Participant to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly, subject to our rules at the time of election. This election may be made at the time the Annuity Benefit form as described in the section "Annuity Benefit Forms" is elected. In that event, all references in this Contract to monthly payments will be deemed to mean payments at the frequency elected.

SECTION 7.06-REQUIRED MINIMUM DISTRIBUTIONS

Notwithstanding anything in this Contract to the contrary, this Contract is subject to the "Required Minimum Distribution" rules of Sections 403(b) and 401(a)(9) of the Code, including the Treasury Regulations which apply. To the extent that any distribution options available to the Participant under this Contract conflict with the Code, the Code requirements prevail.

Item A below, describes the Required Minimum Distribution payments to be made during the Participant's lifetime. Item B below, describes the Required Minimum Distribution payments to be made after the Participant's death, if the Participant dies before the Participant's entire interest under the Contract is distributed to the Participant.

The Required Minimum Distribution rules may be satisfied by either taking an Annuity Benefit or by taking withdrawals at least annually from or with respect to the Participant's entire interest under the Contract, all as subject to these rules.

If the Participant chooses annual withdrawals, the Participant's annual Required Minimum Distribution payments calculated for the Participant's account may be made from the Participant's account or from another 403(b) arrangement that the Participant maintains, pursuant to Treasury Regulations. If the Participant does not take Required Minimum Distribution payments from their account, we will assume that the Participant is taking them from another 403(b) arrangement that the Participant maintains.

A. REQUIRED MINIMUM DISTRIBUTION RULES - PAYMENTS DURING THE PARTICIPANT'S LIFE

Except as otherwise noted in this Item A, the Participant's entire interest under the Contract will be distributed, or begin to be distributed, no later than the Participant's Required Beginning Date. For purposes of this Item A the Participant's Required Beginning Date is April 1 of the calendar year following the later of these two choices: (a) the calendar year the Participant reaches age 70 1/2 or (b) the calendar year the Participant retires from employment with the Employer.

If the Participant's account was purchased with a direct transfer of funds from another 403(b) arrangement and the Participant has informed us at the time of purchase of the amount, then payments of the amount of the Participant's December 31, 1986 account balance transferred to this Contract must begin by age 75.

The Participant's Required Minimum Distribution payment may be computed under any of the methods permitted under Section 401(a)(9) of the Code, including payments over the Participant's life, or the lives of the Participant and the Participant's named Beneficiary, or a period certain not extending beyond the Participant's life expectancy, or the joint and last survivor expectancy of the Participant and the Participant's named Beneficiary. Payments must be made as required by the Required Minimum Distribution rules, including "incidental death benefit" rules described in the Treasury Regulations.



2004TSAGAC                                                                    26

MANNER OF PAYMENT

The Participant may satisfy the Required Minimum Distribution rules by applying any portion of the Participant's entire interest under the Contract to an Annuity Benefit which satisfies Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation. The distribution periods described in the preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation. If such an Annuity Benefit is elected after the Participant's Required Beginning Date, the first payment interval must begin on or before the date amounts are applied to the Annuity Benefit and the payment required for one payment interval must be made no later than the end of such payment interval.

These "lifetime" Required Minimum Distribution payments must be made in periodic payments at intervals of no longer than 1 year and must be either non-increasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of ss.1.401(a)(9)-6 or any successor Regulation.

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) lifetime distributions of the Participant's interest under the Contract must be made as follows:

The lifetime Required Minimum Distribution amount to be distributed for each calendar year for which a distribution is required is the lesser of:

(a) the quotient obtained by dividing the Participant's interest under the Contract (determined in accordance with Treasury Regulations) by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using the Participant's attained age as of the Participant's birthday in the calendar year for which the distribution is required; or

(b) if the Participant's sole designated Beneficiary for the calendar year for which the distribution is required is the Participant's spouse, the quotient obtained by dividing the Participant's interest under the Contract (determined in accordance with Treasury Regulations) by the number in the Joint and Last Survivor Table set forth in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation, using the Participant's respective attained ages as of the Participant's respective birthdays in the calendar year for which a distribution is required.

For purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under the Participant's account on an irrevocable basis, the Participant's entire interest under the Contract as of any valuation date includes the dollar amount credited under the Participant's account plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under the Participant's account.

B.   REQUIRED MINIMUM DISTRIBUTION RULES - PAYMENTS AFTER THE PARTICIPANT'S
     DEATH

          (a) DEATH ON OR AFTER LIFETIME REQUIRED MINIMUM DISTRIBUTION PAYMENTS BEGIN. If the Participant dies on or after lifetime Required Minimum Distribution payments begin, the remaining portion of the Participant's interest under the Contract will continue to be distributed at least as rapidly as under the Annuity Benefit or other option chosen under the Participant's account.
          (b) DEATH BEFORE LIFETIME REQUIRED MINIMUM DISTRIBUTION PAYMENTS BEGIN. If the Participant dies before lifetime Required Minimum Distribution payments begin, the Participant's entire interest will be distributed at least as rapidly as follows:

               (1) If the Participant's Beneficiary is an individual other than the Participant's surviving spouse as described in the immediately following paragraph, the Participant's entire interest under the Contract will be distributed, starting by the end of the calendar year following the calendar year of the Participant's death, over the remaining life expectancy of the designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following



2004TSAGAC                                                                    27
               the year of the Participant's death. In the alternative, the Beneficiary may elect to take distribution of the Participant's entire interest under the Contract in accordance with this Item B, paragraph (b)(3) below.

               (2) If the Participant's sole Beneficiary is the Participant's surviving spouse, the Participant's entire interest under the Contract will be distributed, starting by the end of the calendar year following the calendar year of the Participant's death (or by the end of the calendar year in which the Participant would have attained age 70 1/2 if later), over such surviving spouse's life. In the alternative, the Participant's surviving spouse may elect to take distribution of the Participant's entire interest under the Contract in accordance with this Item B, paragraph
               (b)(3) below. If the Participant's surviving spouse dies before these required distributions commence to him or her, the Participant's remaining interest under the Contract will be distributed, starting by the end of the calendar year following the calendar year of the Participant's surviving spouse's death, over the Participant's spouse's designated Beneficiary's remaining life expectancy determined using such Beneficiary's age as of his or her birthday in the year following the death of the Participant's spouse. In the alternative, that Beneficiary may elect to take distribution of the Participant's entire interest under the Contract in accordance with this Item B, paragraph
               (b)(3) below. If the Participant's surviving spouse dies after these required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Benefit or other option chosen under the Participant's account.

               (3) If there is no individual designated as Beneficiary, or if the applicable Beneficiary chooses this alternative, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Participant's death (or of the Participant's surviving spouse's death in the case of the surviving spouse's death before distributions are required to begin under this Item B, paragraph (b)(2) above).

               (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole designated Beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. For calendar years for which a distribution is required after the year of the surviving spouse's death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse's birthday in the calendar year of the spouse's death, reduced by one for each subsequent calendar year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary's age in the year specified in paragraph (b)(1) or (b)(2) of this Item B and reduced by 1 for each subsequent year.

          (c) For purposes of paragraphs (a) and (b) of this Item B above, Required Minimum Distributions are considered to commence on the Participant's Required Beginning Date defined above in Item A of this section or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation
          Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

To the extent that distributions have not begun in the form of an annuity on an irrevocable basis (except for acceleration) distributions of the Participant's interest under the Contract after the Participant's death must be made in accordance with the following sentences. The Required Minimum Distribution for each calendar year for which a distribution is required after the year of the Participant's death is the quotient obtained by dividing the Participant's interest under the Contract (determined under Treasury Regulations) by the remaining life expectancy of the applicable Beneficiary, determined as provided above. The rules applicable to the determination of the Participant's entire interest under the Contract in Item A also apply. That is, for purposes of these Required Minimum Distribution rules, prior to commencement of annuity payments under the Contract on an irrevocable basis, the Participant's entire interest under the Contract as of any valuation date includes the


2004TSAGAC                                                                    28
dollar amount credited under the Contract plus the actuarial value of any other benefits (such as minimum survivor benefits) that will be provided under the Contract.

SECTION 7.07-COMMENCEMENT OF ANNUITY BENEFITS

At or prior to the Annuity Commencement Date or age 70 1/2 we will notify the Participant of the payout options available under this Contract.

If an Annuity Commencement Date elected is later than age 70 1/2 a required minimum distribution must be made to the Participant commencing by April 1st of the year following the year the Participant attains age 70 1/2 in accordance with the Code and required regulations, unless the Employer informs us that a required minimum distribution is being satisfied through other 403(b) arrangements.

Before the Annuity Commencement Date, the Participant may elect to change such date. The changed Annuity Commencement Date may be any date after the election is filed (other than the 29th, 30th, or 31st day of any month). Any election for such change must be made in writing by the Participant and will not take effect until received and accepted by us at our Processing Office.

No Annuity Commencement Date will, however, be later than the first day of the month that follows the date the Participant attains the "maximum maturity age" or, if later, the tenth anniversary of the Participation Date. The current maximum maturity age will be specified in the Participant's Certificate. We may change this age in conformance with applicable law.

SECTION 7.08-CHANGES

We reserve the right, upon advance written notice to the Employer, to change at any time on and after the fifth anniversary of the Contract Date, at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments; however, no such change will apply to (A) any Annuity Benefit provided before the change or (B) Contributions made before such change which are applied to provide an Annuity Benefit.

SECTION 7.09-SPOUSAL ANNUITY AND CONSENT RULES

This section applies if the Plan is subject to ERISA.

If the Participant is married, payments will be made in the form of a qualified Joint and Survivor Annuity as defined in Section 417(b) of the Code. If the Participant is not married, payments will be made in the "Normal Form" of Annuity (as described in Part VII of this Contract), unless the Participant elects otherwise as described in this section. If the Participant is married and dies before payments have begun, payments will be made to the Participant's surviving spouse in the form of a Life Annuity unless at the time of the Participant's death there was a contrary election made pursuant to this section. However, the Participant's surviving spouse may elect, before payment is to commence, to have payment made in any form permitted under the terms of this Contract and the Plan.

The Participant may elect pursuant to the Plan and ERISA not to have payments made in the form of a qualified Joint or Survivor annuity or Life Annuity as the case may be. In that case it will be paid in any other form elected under the terms of this Contract and the Plan. If payments are to be made to the Participant's spouse upon the Participant's death, the Participant's spouse may elect in accordance with the Plan and ERISA for a Beneficiary other than the spouse to receive payments.

If the Participant does not attain age 35 by the end of the current Plan year, the Participant may make a special election to name a Beneficiary other than the spouse to receive payment of the value of the Participant's interest. Such election will be effective for the period beginning on the date of such election and ending on the first day of the Plan year in which the Participant attains age 35. The elections will cease to be effective as of the first day of the Plan year in which the Participant attains age 35 unless a new election naming a Beneficiary other than the spouse is made pursuant to the terms of this section.



2004TSAGAC                                                                    29

Any such election must be consented to by the Participant's spouse, if applicable, in writing before a notary or a representative of the Plan and must be limited to a benefit for a specific alternate Beneficiary. However, no spousal consent will be required if the Participant can prove to the satisfaction of the Employer and us, that the Participant does not have a spouse or that the Participant cannot locate their spouse. Also, if the Participant has become legally separated from their spouse or has been abandoned (within the meaning of local law) and has a court order to such effect, spousal consent is not required unless a qualified domestic relations order provides otherwise. Each election to designate a Beneficiary other than the Participant's spouse must be consented to by the Participant's spouse and any election made under this paragraph to waive the spouse's benefits may be revoked without the consent of the spouse at any time prior to the date as of which payments commence. Any consent to waive the spouse's benefits will be valid only with regard to the spouse who signs it. Any new waiver or change of Beneficiary will require new spousal consent.

The provisions requiring spousal consent in this section will also apply with regard to the Participant's election to take any in-service withdrawal under the terms of the Plan and will also apply to withdrawals for loans as described in the section on "Loans". A spouse's written consent, witnessed by a representative of the Plan or a notary, must be given on a form acceptable to the Employer and us, in accordance with the Plan and ERISA, prior to any such withdrawal or loan, unless the Participant can show that there is no spouse or that the spouse cannot be located.

If the Annuity Account Value applied to provide the spousal benefits on the date payment is to commence is in the aggregate less than $5,000, the Participant may choose to make payment in a single sum rather than in the form of a qualified Joint and Survivor Annuity or the "Normal Form" of Annuity as described in Part VII of this Contract. Upon any payment made pursuant to this section, we will be released from any and all liability for payment with respect to the Annuity Account Value.

SECTION 7.10-CONDITIONS

We may require proof acceptable to us that the person on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any person on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit would be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

If the age (or sex, if applicable as stated in the Tables of Guaranteed Annuity Payments) of any person upon whose life an Annuity Benefit depends has been misstated, the benefits payable will be based on the benefit amount applicable to those that would have been purchased at the correct age (or sex). Any overpayments or underpayments made by us will be charged or credited with interest of 6% or the then current Guaranteed Interest Rate; we will determine which rate will apply, on a uniform and nondiscriminatory manner, for similar contracts. Such interest will be deducted from or added to future payments.

If we receive proof satisfactory to us that (1) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or is a minor, (2) another person or an institution is then maintaining or has custody of such payee, and (3) no guardian, committee or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. In the case of a minor, the payments will not exceed $200. We will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than $2,000 or would result in an initial payment of less than $20, we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.



2004TSAGAC                                                                    30

              PART VIII - PARTICIPANT ACCOUNTS; FORFEITURE ACCOUNT

SECTION 8.01 PARTICIPANT ACCOUNTS

The Employer will specify each Participant for whom an account is to be maintained under this Contract. The Employer will also specify by Participant each Contribution being remitted, the source, if applicable, to which each Contribution relates, and the allocation by source of such Contribution among the Investment Options. The terms of the section "Guaranteed Interest Option-Conditions", the section "Variable Investment Options/ Accumulation Units and Unit Values" and the section "Fixed Maturity Options" apply separately with respect to each Participant's account under this Contract.

Subject to the terms of the Plan and the restrictions on distributions stated in the section "Restrictions on Distributions", we will at the Employer's request terminate a Participant's participation under this Contract by paying the Annuity Account Value (less any applicable withdrawal charge) to the Participant. This right will be exercised only if (i) no initial Contributions have been received on the Participant's behalf within 120 days of the Participation Date under the Certificate, (ii) there have been no on-going Contributions received on behalf of the Participant during the last three completed Participation Years, and the Annuity Account Value is less than $500, or (iii) a partial withdrawal is made that would result in the Annuity Account Value of the Participant's account falling below $500.

The designations or maintenance of any account under this Contract shall not give any Participant, or Beneficiary of the Participant, or any other person any right or interest specific to the assets invested in the Investment Options of the Contract unless so specifically provided by the provisions of this Contract.

If so specified in the Application, the Employer may not make withdrawals from or terminate a Participant account without the Participant's written consent other than as provided in the section "Forfeitures/Forfeiture Account".

SECTION 8.02-FORFEITURES/FORFEITURE ACCOUNT

All or a portion of amounts attributable to Employer Contributions, which are non-vested may be subject to forfeiture under the Plan.

The Employer will inform us if the Annuity Account Value of a Participant's account is to be reduced as a result of a forfeiture pursuant to the terms of the Plan. The amount of such reduction will be withdrawn from the Participant's account, without a withdrawal charge, and held in the forfeiture account. However, if the Employer transfers such amount to another provider, the withdrawal will be subject to the applicable withdrawal charge as specified in the Application. We also reserve the right to impose a transfer charge for any such transfer.

The forfeiture account will be an unallocated account under this Contract and maintained in the Guaranteed Interest Option. Amounts in the forfeiture account will be reallocated on an annual basis to the remaining Participants as reported in writing to us by the Employer. We will reallocate these amounts in accordance with the Participant's investment allocations on record. Unless otherwise directed by the Employer, such reallocation will be made as soon as practicable after our receipt of directions from the Employer.



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                                PART IX - CHARGES

SECTION 9.01-WITHDRAWAL CHARGES

Payment made under Part V "Distributions and Death Benefits" may be subject to a withdrawal charge as specified in the Application. Withdrawals from any forfeiture account are also subject to such withdrawal charge if not reallocated to the Participants.

The years of participation under a Prior Contract or Certificate, if applicable, may be included for purposes of determining the withdrawal charge.

The withdrawal charge will be reduced to the extent required to comply with any applicable state law.

We reserve the right to reduce or waive the withdrawal charge upon such events specified in the Application.

If the Plan is subject to a withdrawal charge then, a "Free Withdrawal Amount" will apply as follows:

"Free Withdrawal Amount," means an amount equal to 10% of the Annuity Account Value minus the total of all prior withdrawals (and associated withdrawal charges) in the current Participation Year minus any amount in the Loan Reserve Account without incurring a withdrawal charge. The free withdrawal amount when applicable may be changed but it will always be a percentage between 0% and 30%.

Except as provided in the section "Early Withdrawal Charge", amounts withdrawn by the Employer upon termination of the Contract are subject to any applicable withdrawal charge.

SECTION 9.02-EARLY WITHDRAWAL CHARGE

If requested by the Employer after the completion of a period agreed upon by the Employer and us not to exceed five Contract Years from the date as of which an agreement is entered into between the Employer and us and after the completion of each successive period any assets of the Plan that are currently held in Participant accounts under the Contract will be transferred as soon as administratively practicable to a successor funding agency designated by the Employer unless, not later than 7 days before the date on which a transfer would otherwise occur, the Employer notifies us to renew that agreement. Such funds will be transferred in a single sum and no withdrawal charges will be applied in connection with such a transfer. However, upon termination of participation or a partial withdrawal prior to the end of the agreed upon period, a withdrawal charge may apply as described in the section entitled "Withdrawal Charges" above. We will not be responsible for the validity of any instructions by the Employer.

SECTION 9.03-THIRD PARTY TRANSFER CHARGES

We have the right to deduct a charge for each occurrence for a direct transfer to another annuity contract or custodian account that meets the requirements of section 403(b) of the Code. This charge, if any, will be specified in the Application and will not be less than $25 or greater than $65.

SECTION 9.04-EMPLOYER EXPENSE DEDUCTION

If the Employer so requests and we agree, we will deduct amounts from the Annuity Account Value requested by the Employer in accordance with the terms of the Plan to pay Plan operating expenses to a party designated by the Employer.



2004TSAGAC                                                                    32

SECTION 9.05-CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE

ENHANCED DEATH BENEFIT CHARGE

If the Participant elects the Enhanced Death Benefit the charge will be a percentage of the Annuity Account Value not to exceed .15%. This charge will be deducted on each Participation Date anniversary pro rata from the Guaranteed Interest Option and Variable Investment Options. If there are not sufficient amounts in those Investment Options, we will make up the required amounts from the Fixed Maturity Options.

ADMINISTRATIVE CHARGE

As of each Processing Date, we will deduct administrative charges related to the administration and/or distribution of the Certificate from the Annuity Account Value. Such Charges, if any, are shown in the Application. The amount of any such Charge may be increased to a maximum of $65 in accordance with the section "Changes".

The Administrative Charge, if applicable, will be deducted pro rata from the Guaranteed Interest Option and Variable Investment Options. If there are not sufficient amounts in those Investment Options, we will make up the required amounts from the Fixed Maturity Options. Also, the charge will be prorated for the Participation Year or portion thereof in which the Participation Date occurs or in which the Annuity Account Value is withdrawn or applied to provide an Annuity Benefit or death benefit.

We have the right to change the amount of the charges with respect to future Contributions. We will give the Employer and the Participant advance notice of any such change.

SECTION 9.06-TRANSFER AND LOAN CHARGES

We reserve the right to impose a charge with respect to any of the following

1.)  establishing and administration of a loan

2.) any transfer among Variable Investment Options (after the number of such transfers indicated in the section "Transfer Rules" )

The amount of the charge, if any, will be set forth in the Application.

SECTION 9.07-VARIABLE SEPARATE ACCOUNT CHARGE

Net Assets of the Variable Separate Account will be subject to a daily asset charge at an annual charge as specified in the Application.

SECTION 9.08-PLAN RECORDKEEPING SERVICE CHARGES

If the Employer requests that we provide Plan recordkeeping services and we agree, the Employer will pay such charge directly to us or in the alternative the Employer may direct us to deduct such charge from Participant accounts. Such charges will be mutually agreed upon by the Employer and us.

SECTION 9.09-APPLICABLE TAX CHARGES

We reserve the right to deduct a charge that we determine to approximate certain taxes that may be imposed on us, including but not limited to premium taxes, that may apply in the Participant's state of residence. The tax charge will be deducted from amounts applied to an Annuity Benefit in accordance with Part VII "Annuity Benefits". If the tax is imposed at a time other than when amounts are applied to an Annuity Benefit, we reserve the right to deduct the charge from Contributions as described in "Contributions, Allocations and Discontinuance" or withdrawals as described in "General Withdrawals".



2004TSAGAC                                                                    33

SECTION 9.10-CHANGES

In addition to our right to reduce or waive charges as described in this Part IX of this Contract, we reserve the right, upon advance notice to the Employer, to increase the amount of any charge with respect to each Participant, subject to
(a) any maximum amount provided in this Part IX and (b) with respect to withdrawal and administrative charges deducted from the Annuity Account Value. The application of any increase is to be made on a prospective basis. We also reserve the right, upon advance written notice to the Employer, to increase the maximum amount of any charge provided in this Part IX or the Application, only with respect to Participants whose Participation Date occurs after the effective date of the increase, but not to exceed the maximum amount then permitted by any law that applies.



2004TSAGAC                                                                    34

                          Part X - UNALLOCATED ACCOUNT:

SECTION 10.01 UNALLOCATED ACCOUNT

Subject to the conditions set forth in this section, we will accept transfers of cash into this Contract; we do not accept in-kind asset transfers from a prior funding vehicle. When we receive cash transferred from a prior funding vehicle, the transferred amount will be credited as one lump sum to the Plan's Unallocated Account. Any amount held in the Plan Unallocated Account becomes part of our Guaranteed Interest Option and will be credited with interest at the rate applicable to amounts held in the Guaranteed Interest Option. The transferred amount will remain in the Plan Unallocated Account until we have received all the information we require, including properly completed forms, to effect a transfer from the Plan Unallocated Account to a Participant's account. With respect to each Participant, we will allocate amounts to each Participant's account only after the Employer provides instructions that are acceptable and necessary in order to complete the allocation process. We reserve the right to limit the period during which such instructions may be received to no more than 10 days from the initial transfer into the Plan Unallocated Account and to return funds to the Employer for which transfer information has not been timely received in good order. Under no circumstances will we be required to transfer to Participant accounts an amount in aggregate greater than the amount deposited by the Employer plus such interest as we credited to the Unallocated Account, unless otherwise expressly agreed upon between the Employer and us.

The Employer is solely responsible for effectuating the asset transfer in accordance with all applicable laws and regulations.

For purposes of this Part X of the Contract, we will not accept any rollover amounts described in section 403(b)(8) of the code from the employee to be deposited into the Unallocated Account. Once the employee becomes a Participant such amount can be rolled over directly into the Participant's investments options.



2004TSAGAC                                                                    35

                          PART XI - GENERAL PROVISIONS

SECTION 11.01-CONTRACT

This Contract and the Application constitute the entire contract between the parties and will govern with respect to our rights and obligations.

This Contract may not be modified, nor may any of our rights or requirements be waived, except in writing and signed by one of our authorized officers. In addition to the rights of change reserved by us as provided in this Contract, the Contract may be changed by amendment or replacement without the consent of any other person provided that such change does not reduce any Annuity Benefit provided before such change and provided that no rights, privileges or benefits under the Contract with respect to Contributions made hereunder prior to the effective date of such change may be adversely affected by an amendment to the Contract without the consent of the Employer.

We are under no obligation or by reason of issuance of this Contract either (a) to determine whether any payment, distribution or transfer under this Contract complies with the provisions, terms and conditions of the Plan or with applicable law or (b) to administer the Plan, including without limitation, any provisions required by any applicable law.

Subject to our approval, the Employer may designate another person to exercise rights under the Contract.

SECTION 11.02-STATUTORY COMPLIANCE

We reserve the right to amend this Contract without the consent of any other person in order to comply with applicable laws and regulations. Such right will include, but not be limited to, the right to conform the Contract to reflect changes in the Code, in Treasury regulations or published rulings of the Internal Revenue Service.

No amendment to this Contract may vest in any Employer any interest or control over any assets of the Plan invested in this Contract or cause any such assets to be used for or diverted to, purposes other than the exclusive benefit of Plan participants or their Beneficiaries.

The benefits and values available under this Contract will not be less than the minimum benefits required by any applicable federal and/or state law.

SECTION 11.03-DEFERMENT

Application of proceeds to provide a payment of a death benefit under Part V and payment of any portion of the Annuity Account Value (less any applicable withdrawal charge) will be made within seven days after the Transaction Date. Payments or applications of proceeds from a Variable Separate Account may be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of the Variable Separate Account's assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits us to defer payment in order to protect persons with interests in the Variable Separate Account. We may defer payment or transfer of any portion of the Annuity Account Value in the Guaranteed Interest Option and the Fixed Maturity Options for up to six months while the Participant is living.

SECTION 11.04-ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY

The Participant's entire interest under the Contract is nonforfeitable except as otherwise provided in the section "Forfeitures/Forfeiture Account". This Contract is nontransferable except by surrender to us.

Any interest under the terms of this Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than us.



2004TSAGAC                                                                    36

No amount to be paid under this Contract may be assigned, commuted, or encumbered by the payee. To the extent permitted by law, no such amount will in any way be subject to any legal process to subject the same to the payment of any claim against such payee.

Subject to the requirements of applicable law, no amount payable to the Participant or the Participant's Beneficiary under the Participant's account may be assigned, commuted or encumbered by the payee and no such amount will in any way be subject to any claim against such payee. Such prohibition will not apply to any assignment, transfer or attachment pursuant to a qualified domestic relations order, as defined in Section 414(p) of the Code if such qualified domestic relations order is applicable as determined by the Employer, or the person (such as the plan administrator) designated, if any, in the Plan to make such determination. Any interest under the terms of this Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for performance of an obligation or for any other purpose to any person other than us.

This Contract is not transferable within the meaning of Section 401(g) of the Code except by surrender to us.

It is impossible, prior to the satisfaction of all liabilities with respect to you and your Beneficiaries under the Plan, for any part of the assets and income of the Contract to be used for, or diverted to, purposes other than for the exclusive benefit of you and your Beneficiaries under the Plan.

SECTION 11.05 OWNERSHIP RIGHTS

The Employer will hold all the assets of the Plan invested in this Contract including all Annuity Account Values and Cash Values of all Plan Participants in trust for the exclusive benefit of the Participants and the Participants' Beneficiaries under the Plan. This Contract is not subject to the claims of the general creditors of the Employer.

It is impossible, prior to the satisfaction of all liabilities with respect to the Participants and the Participants' Beneficiaries under the Plan, for any part of the assets and income of the Contract to be used for, or diverted to, purposes other than for the exclusive benefit of the Participants and their Beneficiaries under the Plan.

SECTION 11.06 EMPLOYER'S RESPONSIBILITY

The Employer will have responsibility for the administration of the Plan, Contributions, authorization of payments and other distributions hereunder. We will deal with the Employer in accordance with the terms and conditions of this Contract. We shall make no payment without written consent from the Employer, and we will be fully discharged of any liability therefore to the extent such payments are made pursuant to such direction from the Employer or Participant.

SECTION 11.07-PLAN STATUS

If the Plan is subject to ERISA, all requests for third party transfers or rollovers, ownership changes, elections, changes of Annuity Commencement Date, withdrawals, loans, Participant terminations or death benefit payments must be made or approved by the Employer on behalf of the affected Participant.

If the Plan is not subject to ERISA, unless otherwise provided in this Contract, all requests described in the preceding paragraph may be made by the Participant unless the Employer instructs otherwise.

The Employer reports to us on the Application if the Plan is subject to ERISA and we will rely on such report.

The Employer will notify us in writing of any changes in the ERISA Plan status. We will effect such changes as soon as practicable.



2004TSAGAC                                                                    37

SECTION 11.08-TERMINATION OF THE CONTRACT

The Employer may terminate this Contract at any time by written notice in a form acceptable to us or by failing to make the required minimum aggregate Contribution under the section "Contributions", if applicable. In either event we will require the Employer to provide us with directions, for transfer of the entire amount held under the Contract (subject to any applicable withdrawal charge) to another contract or custodial account as provided in the section "General Withdrawals". In the event that Participant consent is required as stated in the Application to terminate a Participant account, the Contract may be terminated only as to Participants whose written consents have been received by us; with respect to each Participant Account for which we have not received such consent, all the terms and conditions of this Contract applicable to Participant accounts will continue to apply except that no additional Contributions may be made and we may rely solely on the instructions provided by the Participant without regard to the Employer or any terms of the Plan that are not expressly set forth in this Contract. The Contract will also terminate when Contributions are discontinued and the Annuity Account Value with respect to each Participant is zero.

SECTION 11.09-DISQUALIFICATION OF PLAN OR CONTRACT

In the event that the Plan fails to qualify under Section 403(b) of the Code and applicable Treasury Regulations, we reserve the right, upon receiving notice of such fact, to transfer the Annuity Account Value under this Contract to another annuity contract issued by us or one of our affiliated or subsidiary life insurance companies on the life of the Participant, or to terminate this Contract and pay to the Participant the Annuity Account Value less a deduction for applicable taxes, solely at our option.

In the event that this Contract fails to qualify as an annuity, we will have the right, upon receiving notice of such fact, to terminate this Contract and pay to the Participant the Annuity Account Value.

SECTION 11.10-MANNER OF PAYMENT

Unless the Employer and we agree, all amounts paid to or from this Contract are payable by check in United States dollars.

SECTION 11.11-REPORTS AND NOTICES

With respect to each Participant, at least once each year until the Annuity Commencement Date, we will furnish the Participant with a report showing for each Investment Option the Annuity Account Value, the number of Accumulation Units for each Variable Investment Option and for the Fixed Maturity Options, the Fixed Maturity Amount, market value adjustment and Annuity Account Value.

The terms of this Contract which require us to send a report or any written notice will be satisfied by our mailing any such report or notice to the Employer or Participant's last known address as shown in our records. Notifications of rules in effect and other matters of general applicability to this contract may be included in the product prospectus and prospectus supplements as mailed to such address from time to time. The notices and reports may also be delivered by electronic means as agreed upon between us and the Employer or Participant.

All written notices sent to us will not be effective until received in good order during a Business Day at the Processing Office.

SECTION 11.12-CONTRACT HOLDER'S RESPONSIBILITY

If the Contract Holder is the trustee of a trust established pursuant to a trust agreement between us and said trustee and adopted by the Employer, such trustee will have no responsibility for Contributions or any payments or other distributions under the Plan or Contract or for the administration of the Plan or Contract. In addition, we will deal with such trustee in accordance with the terms and conditions of the trust agreement pursuant to which the trustee agreed to act as such and in such manner as the trustee and we agree, without the consent of any other person.



2004TSAGAC                                                                    38

                      TABLE OF GUARANTEED ANNUITY PAYMENTS

AMOUNT OF ANNUITY BENEFIT PAYABLE MONTHLY ON THE LIFE ANNUITY FORM WITH TEN* YEARS CERTAIN PROVIDED BY APPLICATION OF $1,000.

Retirement  Unisex     Length of       Retirement      Unisex       Length of
   Age      Factor   Period Certain       Age          Factor     Period Certain
    60       3.78          10              73           4.98            10
    61       3.84          10              74           5.11            10
    62       3.91          10              75           5.24            10
    63       3.99          10              76           5.37            10
    64       4.07          10              77           5.52            10
    65       4.15          10              78           5.66            10
    66       4.24          10              79           5.81            10
    67       4.33          10              80           6.04            9
    68       4.42          10              81           6.21            9
    69       4.53          10              82           6.49            8
    70       4.63          10              83           6.68            8
    71       4.74          10              84           7.00            7
    72       4.86          10              85           7.23            7

* Certain Period of 10 Years not to Exceed Life Expectancy

The amount of income provided under an Annuity Benefit payable on the Life Annuity form with Ten Years Certain is based on 2.5% interest and the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G".

Amounts required for ages or for annuity forms not shown in the above Table or for other annuity forms will be calculated by us on the same actuarial basis.

If a variable annuity form is available from us and elected pursuant to the section "Annuity Benefit Form", then the amounts required will be calculated by us based on the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" and a modified two year age setback and on an Assumed Base Rate of Net Investment Return of 3.5% or 5.0%, whichever will apply, as we will inform you.



2004TSAGAC                                                                    39

                      TABLE OF GUARANTEED ANNUITY PAYMENTS

AMOUNT OF ANNUITY BENEFIT PAYABLE MONTHLY ON THE JOINT AND SURVIVOR LIFE ANNUITY FORM (WITH 100% OF THE AMOUNT OF THE ANNUITANT'S PAYMENT CONTINUED TO THE ANNUITANT'S SPOUSE) PROVIDED BY AN APPLICATION OF $1,000.

Age    60    61     62     63     64     65     66     67     68     69       70

 60  3.33  3.35   3.37   3.40   3.42   3.44   3.46   3.48   3.50   3.52     3.54
 61        3.37   3.40   3.43   3.45   3.47   3.50   3.52   3.54   3.56     3.58
 62               3.43   3.45   3.48   3.51   3.53   3.55   3.58   3.60     3.62
 63                      3.48   3.51   3.54   3.56   3.59   3.62   3.64     3.67
 64                             3.54   3.57   3.60   3.63   3.65   3.68     3.71
 65                                    3.60   3.63   3.66   3.69   3.72     3.75
 66                                           3.67   3.70   3.73   3.76     3.79
 67                                                  3.73   3.77   3.80     3.84
 68                                                         3.80   3.84     3.88
 69                                                                3.88     3.92
 70                                                                         3.96


The amount of income provided under an Annuity Benefit payable on the Joint and Survivor Life Annuity form is based on 2.5% interest and the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" (Unisex Table).

Amounts required for ages or for annuity forms not shown in the above Table or for other annuity forms will be calculated by us on the same actuarial basis.

If a variable annuity form is available from us and elected pursuant to Section 7.02, then the amounts required will be calculated by us based on the 1983 Individual Annuity Mortality Table "a" projected with modified Scale "G" and a modified two year age setback and on an Assumed Base Rate of Net Investment Return of 3.5% or 5.0%, whichever will apply, as we will inform you.



2004TSAGAC                                                                    40